Exhibit 99.1

Company Contact:	Investor Relations Contact:
Ultralife Corporation	LHA
Philip A. Fain	Jody Burfening
(315) 210-6110	(212) 838-3777
pfain@ulbi.com	jburfening@lhai.com

Ultralife Corporation Reports Third Quarter Results

NEWARK, N.Y. – November 2, 2017 – Ultralife Corporation (NASDAQ: ULBI) reported operating income of $1.3 million on revenue of $21.0 million for the third quarter ended October 1, 2017. For the quarter ended September 25, 2016, the Company reported operating income of $1.1 million on revenue of $19.6 million.

“Third quarter sales grew 7% and operating profit increased 11% further illustrating the solid operating leverage of our business model. We are particularly pleased to report broad-based sales growth across a variety of end markets, both commercial and government/defense, domestically and internationally. Commercial sales increased 8%, boosted by a 14% gain in medical sales, while government/defense sales grew 6%, including a 58% increase within our Battery & Energy Products business. Having more than doubled both operating profit and EPS for the first nine months of the year, we are well positioned towards delivering another year of profitable growth,” said Michael D. Popielec, President and Chief Executive Officer. “In addition, the BA-5390 $21.4 million IDIQ award received in March, the VIPER $4.7 million contract received in August, and the recent BA-5790/5795 CFx $49.8 million IDIQ award received in September serve as positive indicators of future growth potential as we finish out 2017 and head into 2018.”

Third Quarter 2017 Financial Results

Revenue was $21.0 million, an increase of $1.4 million, or 7%, compared to $19.6 million for the third quarter of 2016 reflecting a $3.7 million increase in Battery & Energy Products sales partially offset by $2.3 million lower Communications Systems sales. Battery & Energy Products sales increased 25% to $18.6 million compared to $14.9 million last year. Communications Systems sales declined 48% to $2.4 million compared to $4.7 million for the same period last year which included $2.3 million of Vehicle Installed Power Enhanced Riflemen Appliqué (“VIPER”) shipments.

Gross profit was $6.3 million, or 29.7% of revenue, compared to $6.0 million, or 30.5% of revenue, for the same quarter a year ago. Battery & Energy Products’ gross margin was 27.9%, compared to 30.3% last year, a decrease of 240 basis points reflecting product mix and incremental supply chain and logistics fees. Communications Systems’ gross margin increased to 44.0% compared to 31.4% for the prior year demonstrating the high value proposition associated with core amplifier and integrated solutions products.

Operating expenses were $5.0 million compared to $4.9 million last year reflecting continued tight control over discretionary spending. Operating expenses were 23.7% of revenue compared to 24.8% of revenue for the year earlier period.

Operating income was $1.3 million compared to $1.1 million last year for an operating margin of 6.0% compared to 5.8% last year.

Net income was $1.1 million, or $0.07 per share, versus net income of $1.0 million, or $0.07 per share, for the third quarter of 2016. Earnings per share for the trailing twelve-month period are $0.36.

About Ultralife Corporation

Ultralife Corporation serves its markets with products and services ranging from power solutions to communications and electronics systems. Through its engineering and collaborative approach to problem solving, Ultralife serves government, defense and commercial customers across the globe.

Headquartered in Newark, New York, the Company's business segments include Battery & Energy Products and Communications Systems. Ultralife has operations in North America, Europe and Asia. For more information, visit www.ultralifecorp.com.

Conference Call Information

Ultralife will hold its third quarter earnings conference call today at 10:00 AM ET. To participate in the live call, please dial (800) 915-4836 at least ten minutes before the scheduled start time, identify yourself and ask for the Ultralife call. A live webcast of the conference call will be available to investors in the Events & Presentations section of the Company's website at http://investor.ultralifecorporation.com. For those who cannot listen to the live broadcast, a replay of the webcast will be available shortly after the call at the same location.

This press release may contain forward-looking statements based on current expectations that involve a number of risks and uncertainties. The potential risks and uncertainties that could cause actual results to differ materially include: potential reductions in revenues from key customers, uncertain global economic conditions and acceptance of our new products on a global basis. The Company cautions investors not to place undue reliance on forward-looking statements, which reflect the Company's analysis only as of today's date. The Company undertakes no obligation to publicly update forward-looking statements to reflect subsequent events or circumstances. Further information on these factors and other factors that could affect Ultralife’s financial results is included in Ultralife’s Securities and Exchange Commission (SEC) filings, including the latest Annual Report on Form 10-K.

ULTRALIFE CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS (Dollars in Thousands)
(Unaudited)

ASSETS
	October 1,	December 31,
	2017	2016
Current Assets:
Cash and Cash Equivalents	$14,688	$10,706
Trade Accounts Receivable, Net	15,741	13,179
Inventories	24,922	23,456
Prepaid Expenses and Other Current Assets	2,602	2,079
Total Current Assets	57,953	49,420

Property, Equipment and Improvements, Net	7,612	7,999
Goodwill, Intangibles and Other Assets	27,776	27,325
Total Assets	$93,341	$84,744

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts Payable	$7,108	$7,292
Accrued Compensation and Related Benefits	2,286	1,258
Accrued Expenses and Other Current Liabilities	3,673	2,778
Total Current Liabilities	13,067	11,328
Deferred Income Taxes and Other Non-Current Liabilities	5,732	5,556
Total Liabilities	18,799	16,884

Shareholders' Equity:
Common Stock	1,961	1,932
Capital in Excess of Par Value	179,794	178,163
Accumulated Deficit	(86,694)	(90,542)
Accumulated Other Comprehensive Loss	(1,887)	(3,080)
Treasury Stock	(18,470)	(18,443)
Total Ultralife Equity	74,704	68,030
Non-Controlling Interest	(162)	(170)
Total Shareholders’ Equity	74,542	67,860

Total Liabilities and Shareholders' Equity	$93,341	$84,744

ULTRALIFE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In Thousands Except Per Share Amounts)
(Unaudited)

	Three Month Periods Ended		Nine Month Periods Ended
	October 1,	September 25,	October 1,	September 25,
	2017	2016	2017	2016
Revenues:
Battery & Energy Products	$18,616	$14,943	$52,977	$47,142
Communication Systems	2,431	4,688	10,045	13,693
Total Revenues	21,047	19,631	63,022	60,835

Cost of Products Sold:
Battery & Energy Products	13,430	10,420	38,119	32,738
Communication Systems	1,362	3,214	5,537	9,795
Total Cost of Products Sold	14,792	13,634	43,656	42,533

Gross Profit	6,255	5,997	19,366	18,302

Operating Expenses:
Research and Development	1,355	1,357	3,678	4,438
Selling, General and Administrative	3,637	3,502	11,262	11,745
Total Operating Expenses	4,992	4,859	14,940	16,183

Operating Income	1,263	1,138	4,426	2,119

Other Expense	(58)	(30)	(200)	(167)
Income Before Income Taxes	1,205	1,108	4,226	1,952

Income Tax Provision	104	92	370	213

Net Income	1,101	1,016	3,856	1,739

Net Loss (Income) Attributable to Non-Controlling Interest	(3)	3	(8)	25

Net Income Attributable to Ultralife Corporation	$1,098	$1,019	$3,848	$1,764

Net Income Per Share Attributable to Ultralife Common Shareholders – Basic	$.07	$.07	$.25	$.12

Net Income Per Share Attributable to Ultralife Common Shareholders – Diluted	$.07	$.07	$.24	$.11

Weighted Average Shares Outstanding – Basic	15,564	15,207	15,495	15,262

Weighted Average Shares Outstanding – Diluted	15,971	15,298	15,818	15,446